EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of August 21, 2002 between KEN BOENISH, an individual with a residence at 4463 Pali Way, Boulder, CO 80301 (the "Executive"), and NEW FRONTIER MEDIA, INC. ("New Frontier"), a Colorado corporation with a principal office at 7007 Winchester Circle, Suite 200, Boulder, Colorado, recites and provides as follows:

         WHEREAS, New Frontier desires to retain the services of the Executive on the terms and conditions set forth herein; and

         WHEREAS, the Executive desires to remain employed with New Frontier on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, New Frontier and the Executive agree as follows: 1. EMPLOYMENT PERIOD. New Frontier hereby agrees to employ the Executive, and the Executive hereby agrees to accept employment by New Frontier, in accordance with the terms and provisions of this Agreement, for the one year period commencing on April 1, 2002 (the "Effective Date") and ending at midnight on March 31, 2003 (the "Employment Period").

         2.    TERMS OF EMPLOYMENT.

               (A)      POSITION AND DUTIES.

                  (i) During the Employment Period, the Executive shall serve as President of The Erotic Networks, Inc., which includes New Frontier's Subscription/Pay TV Group and New Frontier's Internet Group. The Executive shall have such authority and perform such executive duties as are commensurate with that position. The Executive's services shall be performed at New Frontier's headquarters in Boulder, Colorado, and at such other locations as may be required by New Frontier.

                  (ii) During the Employment Period, and excluding any periods of vacation and leave to which the Executive is entitled, the Executive agrees to devote his full attention to the business and affairs of New Frontier and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable efforts to perform faithfully such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to: (a) serve on corporate, civic, charitable, and professional association boards or committees; (b) deliver lectures or fulfill speaking engagements; and (c) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of New Frontier in accordance with this Agreement. The Executive's employment under this Agreement shall be the Executive's exclusive employment during the term of the Employment Period.

               (B)      COMPENSATION.

                  (i) Base Salary. During the Employment Period, the Executive shall receive a base salary ("Base Salary"), which shall be paid in equal installments on a bi-weekly basis, at the annual rate of not less than Two Hundred and Fifty Thousand Dollars ($250,000) per year. The Base Salary shall not be reduced.

                  (ii) The Subscription/Pay TV Group Incentive Bonus. In addition to the Base Salary, the Executive shall participate in an incentive bonus plan, whereby the Executive will have the opportunity to earn a bonus of up to $125,000 for the full Employment Period based on the satisfaction of EBITDA performance criteria of New Frontier's Subscription/Pay TV Group ("TEN"). The Executive shall earn, and be paid, the full $125,000 bonus (the "Annual TEN Bonus") if TEN's EBITDA for New Frontier's fiscal year ending March 31, 2003 meets or exceeds New Frontier's Fiscal 2003 formal corporate budget for TEN, expected to be set forth in writing in May 2002 (the "Annual TEN Budget").

         A portion of the Annual TEN Bonus may be advanced in two installments to the Executive in the event that certain quarterly EBITDA measures are met by TEN following the close of New Frontier's second fiscal quarter and following the close of New Frontier's third fiscal quarter. Specifically, the Annual TEN Budget shall be divided by four (each resultant figure, a "Quarterly TEN Budget"), and advances against the Annual TEN Bonus shall be made to the Executive under the following circumstances:

                  (a) The Second Quarter Advance of Annual TEN Bonus. $25,000 of the Annual TEN Bonus (the "Second Quarter TEN Bonus") shall be advanced to the Executive within 45 days of the close of New Frontier's second fiscal quarter if the combined quarterly EBITDA of TEN for both the first fiscal quarter and the second fiscal quarter equals or exceeds the combined Quarterly TEN Budgets for both the first quarter and the second fiscal quarter;

                  (b) The Third Quarter Advance of Annual TEN Bonus. $12,500 of the Annual TEN Bonus (the "Third Quarter TEN Bonus") shall be advanced to the Executive within 45 days of the close of New Frontier's third fiscal quarter if the EBITDA of TEN for the third fiscal quarter equals or exceeds the Quarterly TEN Budget for the third fiscal quarter;

                  (c) The Cumulative TEN Bonus. If the Second Quarter TEN Bonus is not earned by the Executive in accordance with Section 2(B)(ii)(a) above, but TEN's combined EBITDA for the first, second and third fiscal quarters does meet or exceed the combined Quarterly TEN Budgets for New Frontier's first, second and third fiscal quarters, then the Executive shall be advanced both the Second Quarter TEN Bonus and the Third Quarter TEN Bonus within 45 days of the close of New Frontier's third fiscal quarter; and

                  (d) The Annual TEN Bonus. the remaining amount of the Annual TEN Bonus shall be paid to the Executive within 60 days of the close of New Frontier's fiscal year-end if the EBITDA of TEN for fiscal 2003 equals or exceeds the Budgeted EBITDA for fiscal 2003, provided, however, that all paid Quarterly TEN Bonuses, if any, shall be deducted from the Annual TEN Bonus

                  (e) TEN Bonuses. All bonuses paid to Executive shall not be subject to repayment if the Annual bonus target is not met.

                  (iii) The Internet Group Incentive Bonus. In addition to the Base Salary and the Annual TEN Bonus, if any, the Executive shall participate in an additional incentive bonus plan, whereby the Executive will have the opportunity to earn a bonus of up to $125,000 for the full Employment Period based on the satisfaction of EBITDA performance criteria of New Frontier's Interactive Gallery, Inc. Group ("IGallery"). The Executive shall earn, and be paid, the full $125,000 bonus (the "Annual IGallery Bonus") if IGallery's EBITDA for New Frontier's fiscal year ending March 31, 2003 meets or exceeds New Frontier's Fiscal 2003 formal corporate budget for IGallery, expected to be set forth in writing in May 2002 (the "Annual IGallery Budget").

         A portion of the Annual IGallery Bonus may be advanced in two installments to the Executive in the event that certain quarterly EBITDA measures are met by IGallery following the close of New Frontier's second fiscal quarter and following the close of New Frontier's third fiscal quarter. Specifically, the Annual IGallery Budget shall be divided by four (each resultant figure, a "Quarterly IGallery Budget"), and advances against the Annual IGallery Bonus shall be made to the Executive under the following circumstances:

                  (a) The Second Quarter Advance of Annual IGallery Bonus. $25,000 of the Annual IGallery Bonus (the "Second Quarter IGallery Bonus") shall be advanced to the Executive within 45 days of the close of New Frontier's second fiscal quarter if the combined quarterly EBITDA of IGallery for both the first fiscal quarter and the second fiscal quarter equals or exceeds the combined Quarterly IGallery Budgets for both the first quarter and the second fiscal quarters;

                  (b) The Third Quarter Advance of Annual IGallery Bonus. $12,500 of the Annual IGallery Bonus (the "Third Quarter IGallery Bonus") shall be advanced to the Executive within 45 days of the close of New Frontier's third fiscal quarter if the EBITDA of IGallery for the third fiscal quarter equals or exceeds the Quarterly IGallery Budget for the third fiscal quarter;

                  (c) The Cumulative IGallery Bonus. if the Second Quarter IGallery Bonus is not earned by the Executive in accordance with Section 2(B)(iii)(a), but IGallery's combined EBITDA for the first, second and third fiscal quarters does meet or exceed the combined Quarterly IGallery Budgets for New Frontier's first, second and third fiscal quarters, then the Executive shall be advanced both the Second Quarter IGallery Bonus and the Third Quarter IGallery Bonus within 45 days of the close of New Frontier's third fiscal quarter; and

                  (d) The Annual IGallery Bonus. The remaining amount of the Annual IGallery Bonus shall be paid to the Executive within 60 days of the close of New Frontier's fiscal year-end if the EBITDA of IGallery for Fiscal 2003 equals or exceeds the Budgeted EBITDA for Fiscal 2003, provided, however, that all paid Quarterly IGallery Bonuses, if any, shall be deducted from the Annual IGallery Bonus.

                  (e) IGallery Bonuses. All bonuses paid to Executive shall not be subject to repayment if the Annual bonus target is not met.

                  (iv) Incentive Stock Options. The Executive shall be granted 100,000 options to purchase 100,000 shares of New Frontier's common stock, par value $.001, all exercisable at 110% of the closing sale price for New Frontier's common stock on April 1, 2002, as reported on the NASDAQ Stock Market. The stock options shall vest according to the following; (i) 75,000 options shall vest immediately upon execution of this agreement. (ii) 25,000 options shall vest on October 1, 2002. These grants shall be subject to all legal and regulatory requirements, as well as the requirements of the applicable New Frontier stock option plan(s).

                  (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all employment-related expenses incurred by the Executive in accordance with the policies, practices and procedures of New Frontier as in effect generally from time to time after the Effective Date with respect to other peer executives of New Frontier.

                  (vi) Vacation. During the Employment Period, the Executive shall be entitled to four weeks paid vacation, which may be used in accordance with the policies, programs and practices of New Frontier, which are in effect generally from time to time after the Effective Date with respect to other peer executives of New Frontier.

                  (vii) Sick Leave. During the Employment Period, the Executive shall be entitled to paid sick leave in accordance with the policies, programs and practices of New Frontier, which are in effect generally from time to time after the Effective Date with respect to other peer executives of New Frontier.

                  (viii) Car Allowance. During the Employment Period, the Executive shall be entitled to a $650 per month car allowance, in accordance with New Frontier's car allowance policy, in lieu of expenses associated with the operation of his automobile.

                  (ix) Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans to the extent applicable generally to other executives of New Frontier, including any 401(k) plan maintained by New Frontier.

                  (x) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family and dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under all welfare benefit plans provided by New Frontier (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, and accidental death and travel accident insurance plans) to the extent applicable generally to other peer executives of New Frontier.

                  (xi) Relationship Subsequent to this Agreement. If the parties do not execute a new written agreement upon expiration of this Agreement, but the parties are negotiating a new agreement in good-faith, Executive shall be paid the base salary as outlined within this agreement in regular bi-weekly installments. If the executive is terminated while the parties are negotiating a new contract in good-faith, New Frontier shall pay to the Executive, in a one-time lump sum payment in cash, an amount equal to Executive's Base Salary for a six month period. Such payment immediately upon termination.

             3.    EARLY TERMINATION OF EMPLOYMENT BY NEW FRONTIER.

                  (A) FOR CAUSE. New Frontier may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean (i) the conviction of the Executive for committing an act of fraud, embezzlement, theft or other act constituting a felony or the guilty or nolo contendere plea of the Executive to such a crime; (ii) the conviction of fraudulent conduct or an act of dishonesty or breach of trust on the part of the Executive in connection with New Frontier's business; (iii) violation of any New Frontier policy; (iv) failure, neglect, or refusal by the Executive properly to discharge, perform or observe any or all of the Executive's job duties; (v) failure by the Executive to engage in diligent efforts to perform the Executive's job duties; (vi) breach of the confidentiality or non-competition provisions of this Agreement.

                  (B) WITHOUT CAUSE. New Frontier may terminate the Executive's employment at anytime without cause.

                  (C) UPON EMPLOYEE'S DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death or upon a good faith determination by New Frontier that the Executive is disabled. New Frontier will deem the Executive disabled if and when, in the good faith judgment of New Frontier, the Executive is unable to perform the material functions of his job, even with reasonable accommodation, for a total of 90 days out of any six month period

           4. TERMINATION BY EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment with New Frontier for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, in the absence of the consent of New Frontier Media, a reasonable determination by the Executive that any of the following has occurred:

                  (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including titles and reporting requirements, authority, duties or responsibilities as contemplated by
Section 2(A) of this Agreement), or any other action by New Frontier which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and insubstantial action not taken in bad faith and which is remedied by New Frontier promptly after receipt of notice thereof given by the Executive; or

                  (ii) any failure by New Frontier to comply with any of the provisions of this Agreement applicable to it, other than any isolated and insubstantial failure not occurring in bad faith and which is remedied promptly after notice thereof from the Executive.

            5.    OBLIGATIONS OF NEW FRONTIER UPON EARLY TERMINATION.

                  (A) TERMINATION FOR CAUSE. If the Executive's employment shall be terminated for Cause, this Agreement shall terminate without any further obligation to the Executive whatsoever, other than any obligation which may be required by law.

                  (B) TERMINATION BY NEW FRONTIER WITHOUT CAUSE. In the event New Frontier terminates the Executive's employment during the Employment Period without cause, then New Frontier shall pay or provide to the Executive the following:

                  (i) New Frontier shall pay to the Executive, within 30 days after the Date of Termination, as defined in Section 7, any accrued Base Salary, vacation pay, expense reimbursement and any other entitlements accrued by the Executive under Section 2(B), to the extent not theretofore paid (the sum of these amounts shall be hereinafter referred to as the "Accrued Obligations").

                  (ii) New Frontier shall pay to the Executive, in a one-time lump sum payment in cash an amount equal to Executive's Base Salary for a one year period plus the entire bonus as outlined in this agreement.

                  (iii) New Frontier shall continue to provide benefits to the Executive and/or the Executive's family and dependents at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies which are generally applicable to peer executives, for one year from the date of termination. If the Executive commences employment with another employer and is eligible to receive medical or other welfare benefits under another employer-provider plan, the medical and other welfare benefits to be provided by New Frontier as described herein shall terminate.

                  (C) UPON DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligation to the Executive's legal representatives under this Agreement, other than for payment of any Accrued Obligations (which shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination, as defined Section 6) and the timely payment or provision of all welfare benefit plans.

                  (D) UPON DISABILITY. If the Executive's employment shall be terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligation to the Executive, other than for payment of any Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, as defined in Section 6) and the timely payment or provision of all welfare benefit plans.

         6.    RIGHTS AND OBLIGATIONS UPON CHANGE IN CONTROL.

         In the event of a "Change in Control" (as defined in this Section 6) of New Frontier during the Employment Period, the Executive may terminate his employment with New Frontier by giving 30 days' notice thereof within six months after the occurrence of such Change in Control. If the Executive terminates his employment in accordance with this Section 6, or is terminated without cause within six months after a Change in Control, New Frontier shall pay the Executive an amount equal to: (i) all Accrued Obligations; (ii) New Frontier shall pay to the Executive, in a one-time lump sum payment in cash an amount equal to Executive's Base Salary for a one year period plus the entire bonus as outlined in this agreement. Such payment shall be made in a lump sum payable on the date of termination or resignation. In addition, New Frontier shall continue for such period to permit the Executive to receive or participate in all fringe benefits available to him pursuant to Section 2 above for a period of one year after the termination of his employment, provided, however, in no event shall the amount paid to the Executive pursuant to this Section 6 exceed the maximum payment permitted by Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or then applicable law, and to the extent any "excess parachute payment," as that phrase is defined in Section 280G(b) of the Code or then applicable law, would result from the provisions of this Section 6, then the amount the Executive would otherwise receive shall be reduced so that no "excess parachute payment" is made by New Frontier or received by the Executive; A "Change in Control" of New Frontier shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have occurred:

                  (A) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act")), becomes the "beneficial owner" (as defined in Rule 13-d under the Act), directly or indirectly, of securities representing more than fifty percent (50%) of the total voting power represented by New Frontier's then outstanding voting securities;

                  (B) A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (a) are directors of New Frontier as of the date hereof, or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of New Frontier); or


                  (C) New Frontier merges or consolidates with any other corporation after which a majority of the shares of the resulting entity are not held by the shareholders of New Frontier prior to the merger, or New Frontier adopts, and the stockholders approve, if necessary, a plan of complete liquidation of New Frontier, or New Frontier sells or disposes of substantially all of its assets.

         7.    NOTICE AND DATE OF TERMINATION.

         Any termination shall be communicated by a written Notice of Termination to the other party, and may be sent via registered or certified mail, return receipt requested, postage prepaid, facsimile transmission, or by electronic mail or hand delivery. "Date of Termination" shall mean: (i) the date of transmission of the Notice of Termination by facsimile, e-mail or personal delivery; (ii) three calendar days after the date of mailing by first class mail; or (iii) if Executive's employment is terminated by reason of the Executive's death, the Date of Termination shall be the date of the Executive's death.

         8.    CONFIDENTIAL INFORMATION.

                  (A) CONFIDENTIAL INFORMATION. As used in this Agreement "Confidential Information" includes information not generally known or available to those outside the company, without limitation, design information, manufacturing information, business, financial, and technical information that is unique and specific to New Frontier Media, sales and unique processing information, product information, , software, computer disks or files, or any other electronic information of any kind, Rolodex cards or other lists of names, addresses or telephone numbers, financial information forecasts, plans, contracts, releases, and other documents, materials or writings that belong to New Frontier, including those which are prepared or created by the Executive or come into the possession of the Executive by any means or manner and which relate directly or indirectly to New Frontier, and each of its owners, predecessors, successors, subsidiaries, affiliates, and all of its shareholders, directors and officers (all of the above collectively referred to as "Confidential Information"). Confidential Information includes information developed by the Executive in the course of the Executive's services for New Frontier for the benefit of New Frontier, as well as other Confidential Information to which the Executive may have access in connection with the Executive's services. Confidential Information also includes the confidential information of other individuals or entities with which New Frontier has a business relationship.

                  (B) DUTY OF CONFIDENTIALITY. The Executive will maintain in confidence and will not, directly or indirectly, disclose or use (or allow others working with Executive to disclose or use), either during or for a period of one year after the term of this Agreement, any Confidential Information belonging to New Frontier, whether in oral, written, electronic or permanent form, except solely to the extent necessary to perform services on behalf of New Frontier. Upon termination of this Agreement, or the request of New Frontier prior to its termination, the Executive shall deliver forthwith to New Frontier all original Confidential Information (and all copies thereof) in the Executive's possession or control belonging to New Frontier and all tangible items embodying or containing Confidential Information.

                  (C) DOCUMENTS, RECORDS, ETC. All documents, records, data, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by New Frontier or produced by the Executive in connection with the Executive's services will be and remain the sole property of New Frontier. The Executive will return to New Frontier forthwith all such materials and property upon the termination of this Agreement or sooner if requested by New Frontier.

                  (D) ASSIGNMENT OF RIGHTS. The Executive shall make full and prompt disclosure to New Frontier of any and all designs, intellectual property, software, inventions, discoveries, or improvements (individually and collectively, "Inventions") made by the Executive as a result or product of his employment relationship with New Frontier. The Executive hereby assigns to New Frontier without additional compensation the entire worldwide right, title and interest in and to such Inventions, and related intellectual property rights and without limitation all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, industrial design, industrial model, inventions, priority rights, patent rights, patent applications, patents, design patents and any other rights or protections in connection therewith or related thereto, for exploitation in any form or medium, of any kind or nature whatsoever, whether now known or hereafter devised. To the extent that any work created by the Executive can be a work for hire pursuant to U.S. Copyright Law, the parties deem such work a work for hire and the Executive should be considered the author thereof. The Executive shall, at the request of New Frontier, without additional compensation, from time to time execute, acknowledge and deliver to New Frontier such instruments and documents as New Frontier may require to perfect, transfer and vest in New Frontier the entire rights, title and interest in and to such inventions. In the event that the Executive does not timely perform such obligations, the Executive hereby makes New Frontier and its officers his attorney in fact and gives them the power of attorney to perform such obligations and to execute such documents on the Executive's behalf. The Executive shall cooperate with New Frontier upon New Frontier's request and at New Frontier's cost but without additional compensation in the preparation and prosecution of patent, trademark, industrial design and model, and copyright applications worldwide for protection of rights to any Inventions.

                  (E) INJUNCTIVE RELIEF. The parties acknowledge that a violation or attempted violation by the parties of any agreement in this Section 7 may cause damage to either Party, and accordingly, the Parties agrees that damaged party shall be entitled as a manner of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such agreement by violating Party; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies that the damaged Party may have. Terms and agreements set forth in this Section 7 shall survive the expiration of the term of this Agreement. The existence of any claim of one Party against the other, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by either party of the covenants contained in this Agreement.

                  (F) DISCLOSURE OF INFORMATION TO OTHERS. The Executive shall not divulge any Confidential Information to anyone outside New Frontier without obtaining both New Frontier's prior written consent and the disclosee's signed written confidentiality agreement as approved by New Frontier.

           9.     NON-COMPETE; NON-SOLICITATION.

                  (A) NON-COMPETE. Except as is set forth below, for a period commencing on the Effective Date hereof and ending one year after date the Executive ceases to be employed by New Frontier (the "Non-Competition Period"), the Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is currently a provider of adult pay-per-view television services in the US. of a substantial portion of New Frontier's business at the date the Executive ceases to be employed by New Frontier (collectively, a "Competitor"); provided, however, that the restrictions set forth above shall immediately terminate and shall be of no further force or effect (i) in the event of a default by New Frontier of the performance of any of the obligations hereunder, which default is not cured within ten (10) days after notice thereof, or (ii) if the Executive's employment has been terminated by New Frontier without Cause, (iii) The Executive has been terminated or ceases to be employed after a Change In Control. Nothing herein shall prohibit the Executive from being a passive owner of not more than five percent (5%) of the equity securities of an enterprise which is a competitor of a substantial portion of New Frontier's business which is publicly traded, so long as she has no active participation in the business of such enterprise.

                  (B) NON-SOLICITATION. During the Non-Competition Period, the Executive shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing an employee of New Frontier to leave the employ of New Frontier, or in any way interfere with the relationship between New Frontier and an employee of New Frontier except in the proper exercise of the Executive's authority, or (ii) in any way interfere with the relationship between New Frontier and any customer, supplier, licensee or other business relation of New Frontier.

                  (C) SCOPE. If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

                  (D) INDEPENDENT AGREEMENT. The covenants made in this Section 8 shall be construed as an agreement independent of any other provisions of this Agreement, and shall survive the termination of this Agreement. Moreover, the existence of any claim or cause of action of the Executive against New Frontier or any of its affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

         10.    ARBITRATION.

         No dispute between New Frontier (or any of its officers, directors, employees, subsidiaries or affiliates) and the Executive, which is in any way related to the employment of Executive (including but not limited to claims of wrongful termination; racial, sexual or other discrimination or harassment; defamation; and other employment-related claims or allegations) shall be the subject of a lawsuit filed in state or federal court. Instead, any such dispute shall be submitted to arbitration before the American Arbitration Association
(AAA) or any other individual or organization on which the parties agree or which a court may appoint1. It is understood that both sides are hereby waiving the right to a jury trial.

         In order to commence an arbitration proceeding, the claimant shall file with the AAA (or other agreed or appointed arbitrator) and serve on the other party a complaint in accordance with the laws of the State of Colorado; the other party shall file and serve a response in accordance with the laws of that state. The arbitration shall be initiated in Boulder, Colorado. The arbitration must be filed within six months of the act or omission which gives rise to the claim. Each party shall be entitled to take deposition: Each party shall be entitled to discovery and depositions as per the Colorado Rules of Civil Procedure. Delete the clause that follows and to take any other discovery as is permitted by the arbitrator and to take any other discovery as is permitted by the Arbitrator. In determining the extent of discovery, the Arbitrator shall exercise discretion, but shall consider the expense of the desired discovery and the importance of the discovery to a just adjudication. The Arbitrator shall hear motions pertaining to the pleadings, discovery or summary judgment or adjudication, in accordance with the law as it would be applied by a court of the State of Colorado.

         The Arbitrator shall render a decision which conforms to the facts, supported by competent evidence (expect that the Arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the state in which the arbitration is brought. The Arbitrator shall not impose any requirement of "just cause," not otherwise imposed by law. At the conclusion of the arbitration, the Arbitrator shall make written findings of fact, and state the evidentiary basis for each such finding. The Arbitrator shall also issue a ruling and explain how the findings of fact justify his or his ruling.


--------
1 Notwithstanding the above, either New Frontier or the Executive may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration. The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration.

         Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award. The court shall review the arbitration award, including the ruling and findings of fact, and shall determine whether they are supported by competent evidence and by a proper application of law to the facts. If the court finds that the award is properly supported by the facts and law, then it shall enter judgment on the award; if the court finds that the award is not supported by the facts or the law, then the court may enter a different judgment (if such is compelled by the uncontradicted evidence) or may direct the parties to return to arbitration for further proceedings consistent with the order of the court NO CONFLICTING OBLIGATIONS OF THE EXECUTIVE. The Executive represents and warrants that she is not subject to any duties or restrictions under any prior agreement with any previous employer or other person, and that he has no rights or obligations except as previously disclosed to New Frontier which may conflict with the interests of New Frontier or with the performance of the Executive's duties and obligations under this Agreement. The Executive agrees to notify New Frontier immediately if any such conflicts occur in the future.

         11.    SUCCESSORS.

                  (A) This Agreement is personal to the Executive and shall not be assignable by the Executive.

                  (B) Subject to section 6,This Agreement shall inure to the benefit of New Frontier and its successors and assigns. New Frontier may assign this Agreement to any successor or affiliated entity, subsidiary, sibling, or parent company.

         12.    MISCELLANEOUS.

                  (A) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement contains the full and complete understanding between the parties hereto and supersedes all prior understandings, whether written or oral pertaining to the subject matter hereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Executive and by the President or Executive Vice President of New Frontier.

                  (B) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, or by electronic mail, or by hand delivery to such address as either party shall have furnished to the other in writing in accordance herewith. Notice to New Frontier also must be given to:

                  Hank Gracin, Esq.
                  Lehman & Eilen LLP
                  50 Charles Lindbergh Boulevard
                  Suite 505
                  Uniondale, New York 11553
                  Facsimile (516) 222-0948
                  hgracin@lemaneilen.com

                  (C) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (D) New Frontier may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (E) New Frontier's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right New Frontier may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  (F) New Frontier agrees, to defend and indemnify Executive against all claims for actions and /or inactions Executive performed within the scope of his duties.

                  (G) New Frontier agrees to maintain D&O insurance which covers Executive for all actions and/or inactions of the Executive.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Executive Committee of its Board of Directors, New Frontier has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

NEW FRONTIER MEDIA, INC.                             EXECUTIVE:


By: /s/ Michael Weiner                               /s/ Ken Boenish
    ---------------------------                      --------------------------
       Michael Weiner                                Ken Boenish
       Executive Vice President